                            [IBDO LETTER HEAD LOGO]



                                                                 EXHIBIT 23.1(C)


11 January 1999

TMP Worldwide Inc
New York, NY


We consent to the inclusion of our report dated 8 November 1996, with respect to the consolidated balance sheets of Neville Jeffress Australia Pty. Limited as of 31 December 1995 and 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two year period ended 31 December 1996 appearing in the Company's Information Statement in
Schedule 14C, dated January 6, 1999, which report is incorporated by reference in Amendment 1 to Registration Statement on Form S-3 of TMP Worldwide Inc.



We also consent to the reference to us under the caption "Experts" in the Prospectus.



BDO International


/s/ BDO International
/s/ Stephen La Greca
Stephen La Greca
Partner